EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58135 and No. 333-43047) pertaining to the 401(k) Profit Sharing Plan of Sinclair Broadcast Group, Inc. of our report dated June 24, 2002, with respect to the financial statements and schedules of the Sinclair Broadcast Group, Inc.’s 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 26, 2002